Exhibits 5.1 and 8.1
                                                         --------------------

                                                         December 28, 2001

CWMBS, Inc.
4500 Park Granada
Calabasas, California  91302



                  Re:    CWMBS, Inc.
                         Resecuritization Mortgage Trust 2001-33R
                         Resecuritization Mortgage Certificates,
                         Series 2001-33R
                         ---------------------------------------


Ladies and Gentlemen:

         We have acted as special counsel for CWMBS, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Resecuritization Mortgage Certificates of the above-referenced Series (the "Certificates") pursuant to a Trust Agreement dated as of December 28, 2001 (the "Trust Agreement"), among the Company, as depositor, Countrywide Home Loans, Inc., as underlying certificate seller (the "Underlying Certificate Seller"), and The Bank of New York, as trustee (the "Trustee").

         The Certificates will represent the entire beneficial ownership interest in Resecuritization Mortgage Trust 2001-33R (the "Trust Fund"). The assets of the Trust Fund will consist of (i) the Chase Mortgage Finance Corporation, Multi-Class Mortgage Pass-Through Certificates, Series 1993P, Class A-14, Class A-15, Class A-16 and Class A-17, (ii) a portion of the GE Capital Mortgage Services, Inc., REMIC Multi-Class Pass-Through Certificates, Series 1993-10, Class 10-A16, Class 10-A17 and Class 10-A18, (iii) a portion of The Prudential Home Mortgage Securities Company, Inc., Mortgage Pass-Through Certificates Series, 1993-51, Class A-17, Class A-18, Class A-19 and Class A-20 and (iv) the Residential Funding Mortgage Securities I, Inc., Mortgage Pass-Through Certificates, Series 1993 S44, Class A-9 and Class A-10 identified in the Trust Agreement (the "Deposited Underlying Certificates"). Each Deposited Underlying Certificate evidences a fractional undivided ownership interest in a trust consisting of a pool of conventional, fixed-rate mortgage loans secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Trust Agreement.

         We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.



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         Based upon the foregoing, we are of the opinion that:

1. The Trust Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

2. Assuming that the Certificates have been duly executed and countersigned by the Trustee in the manner contemplated in the Trust Agreement, when delivered and paid for, the Certificates will be validly issued and outstanding and entitled to the benefits of the Trust Agreement.

3. The REMIC created pursuant to the Trust Agreement (the "Trust Agreement REMIC") will qualify as a "real estate mortgage investment conduit" ("REMIC") within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), assuming (i) an election is made to treat the Trust Agreement REMIC as a REMIC, (ii) compliance with the Trust Agreement and (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder.

         The opinion set forth in paragraph 3 is based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. Such opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Trust Agreement or the effect of such transactions on Countrywide Home Loans, Inc. or any member of Countrywide Home Loans, Inc.'s consolidated tax group.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof.


                                            Very truly yours,

                                            /s/ SIDLEY AUSTIN BROWN & WOOD LLP
                                            ----------------------------------
                                                SIDLEY AUSTIN BROWN & WOOD LLP




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